Exihibit 15.3

Consent of Seward & Kissel LLP

We hereby consent to each reference to us and the discussions of advice provided by us under the headings “Item 1. Identity of Directors, Senior Management and Advisors – Advisors” and “Item 8. Financial Information – Taxation – United States Federal Income Tax Considerations” in the Registration Statement on Form 20-F of Seadrill Limited, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP Seward & Kissel LLP New York , New York March 18, 2010